As filed with the Securities and Exchange Commission on August 31, 2006

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

GREAT AMERICAN FINANCIAL RESOURCES, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	31-1422526
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification Number)

_________________

EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

_________________

Mark F. Muething, Esq.
Executive Vice President, General Counsel and Secretary
Great American Financial Resources, Inc.
250 East Fifth Street
Cincinnati, Ohio 45202
(513) 333-5300
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(3)
Common Stock	500,000(1)	$20.41	(2)	$10,205,000	(2)	$1,091.94

(1)	This Registration Statement is filed for up to 500,000 shares of common stock of Great American Financial Resources, Inc. (the “Registrant”) issuable to employees of the Registrant pursuant to the Employee Stock Purchase Plan.
(2)	Estimated solely for purposes of calculating registration fee.
(3)	Registration fee has been calculated pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

        The following documents filed by Great American Financial Resources, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2005.

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 and June 30, 2006.

•	Current Reports on Form 8-K dated January 17, 2006, February 2, 2006, February 3, 2006, March 29, 2006, April 29, 2006, May 1, 2006 (as amended), May 18, 2006 and June 2, 2006.

•	The description of the Registrant’s common stock contained in the Form 10 filed with the Commission on May 22, 1987.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

      Not required.

Item 5.    Interests of Named Experts and Counsel

        The legality of the securities offered hereby will be passed upon for the Registrant by Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (“DGCL”) provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and without negligence or misconduct in the performance of their duties to the corporation. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

        Article VII of the Registrant’s By-Laws provides for indemnification of directors and officers similar to that provided in Section 145 of the DGCL.

        Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transactions from which a director derived an improper personal benefit. Article Ninth of the Registrant’s Certificate of Incorporation eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

        The Registrant also maintains directors’ and officers’ reimbursement and liability insurance and has entered into agreement with its directors and officers providing for indemnification in certain events.

Item 7.    Exemption from Registration Claimed

      Not applicable.

Item 8.    Exhibits

5	Opinion of Keating Muething & Klekamp PLL.

10	Great American Financial Resources, Inc. Employee Stock Purchase Plan.

23.1	Consent of Keating Muething & Klekamp PLL (contained on Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (contained on the signature page).

Item 9. Undertakings

    (a)        The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, as of the 31st day of August, 2006.

GREAT AMERICAN FINANCIAL RESOURCES, INC. BY: /s/Mark F. Muething ———————————————————— Mark F. Muething Executive Vice President and General Counsel

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints Mark F. Muething and Christopher P. Miliano, and each of them acting individually, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
*/s/Carl H. Lindner	Chairman of the Board of Directors	August 31, 2006
Carl H. Lindner

*/s/S. Craig Lindner	President, Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2006
S. Craig Lindner

*/s/Robert A. Adams	Director	August 31, 2006
Robert A. Adams

*/s/Kenneth R. Ambrecht	Director	August 31, 2006
Kenneth R. Ambrecht

*/s/Ronald G. Joseph	Director	August 31, 2006
Ronald G. Joseph

*/s/John T. Lawrence III	Director	August 31, 2006
John T. Lawrence III

*/s/William R. Martin	Director	August 31, 2006
William R. Martin

*/s/Charles R. Scheper	Director	August 31, 2006
Charles R. Scheper

*/s/Christopher P. Miliano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 31, 2006
Christopher P. Miliano